Exhibit 99.1

Press Release	Source: USIP.com, Inc.

For Immediate Release

USIP.com, Inc. Announces Agreement to Merge with Cornerstone Services Group, Inc.

LIVERPOOL, NY.—(BUSINESS WIRE)—May 24, 2004—USIP.com, Inc. (“USIP”) (NASDAQ OTCBB: USPO), a payphone management company, today announced that its Board of Directors has unanimously approved an Agreement and Plan of Merger with Cornerstone Services Group, Inc. (“Cornerstone”), a Houston, TX based company. Cornerstone acquires and provides infrastructure to companies relating to the care of the Senior or Aged population. USIP is a publicly held Utah corporation traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol USPO.

Under the terms of the agreement, Cornerstone and USIP will merge, with USIP as the surviving corporation.  Immediately upon the consummation of the merger, the name of the surviving corporation will be changed to Cornerstone Services Group, Inc.  In the merger, the shareholders of Cornerstone will receive a number of shares of USIP common stock representing approximately 75% of the shares of USIP common stock that will be outstanding, on a fully diluted basis, following the merger.  The transaction is subject to USIP and Cornerstone shareholder approval and other customary closing conditions.

Diversacare, Inc., a wholly-owned subsidiary of Cornerstone, is a pharmaceutical services company experienced in managing the complexities of providing trustworthy pharmacy care to the myriad of aged individuals who reside in our nation’s long-term care and skilled-nursing facilities.  Diversacare is Cornerstone’s strongest revenue producer, generating $5.3 million in 2003 revenue and $187,000 in earnings before tax for the same period.  Diversacare has carved out its niche by pinpointing the pharmaceutical education and consulting needs of the elderly and those medical and lifestyle improvement providers that service them.

Diversacare positions itself as an urban market provider and is seeking to acquire pharmacies inside of the highly populated urban districts defined by the top 100 urban population markets in the US.  In addition, it specifically targets inner-city areas with high concentrations of minority populations.  The company’s primary targeted urban markets have an over 20% concentration of African-Americans, except for the Texas cities of San Antonio and Fort Worth, and the Oklahoma cities of Tulsa and Oklahoma City where Diversacare has already made market inroads.

The average resident of a long-term care or skilled nursing facility is typically beyond 70 years old requiring between six and ten different medications at any one time – often more. This growing sector of America’s population is often frail and, because of fragmented, inconsistent information streams, they are unaware of the resources available.  With monthly drug cost averages over $500 per month, many times rising beyond $1,000 a month as more specialized and/or psycho-therapeutic treatment is necessary; they are faced with the daunting task of accessing dependable, high-quality drug care.

Congress has created a number of specialized Medicaid programs to assist seniors with their prescription drug cost.  They are currently considering the implementation of much broader Medicare programs focused on assisting long-term and skilled-care facilities with providing prescription medications to their patients.  In order to remain competitive, Diversacare keeps its finger on the pulse of these changes and creates every opportunity to fine tune its billing practices and business strategies accordingly.

Cornerstone’s pharmacies provide unparalleled service through

•                                          round-the-clock deliveries, seven days a week (in case of emergencies) to private homes, long-term care and skilled nursing facilities

•                                          specialized packaging that reduces medication errors

•                                          clinical consultations to help physicians manage complicated drug regimens

•                                          intravenous and infusion therapy extending its expertise beyond “pills and liniment”

•                                          drug formularies designed specifically to meet the complex pharmaceutical needs of the elderly

“These specialized services reflect the needs of our patients, their caregivers, and the long-term care facilities with whom we work while going far beyond the services provided by the vast majority of retail pharmacies and pharmacy benefit managers.” says Maurice Stone, Cornerstone’s CEO.   “Cornerstone has created its niche by directly marketing to and servicing long term and skilled nursing care facilities and by employing top notch Pharmacists with a working knowledge of prescription drugs and their relationship to specific health concerns for the elderly.  The majority of our competitors are retail pharmacies that provided medications and other over-the-counter products to the walk-in, neighborhood, and retail customer.  We have found that our ability to provide accurate, dependable service and to brand ourselves as a pharmacy focused on high-quality healthcare services for the elderly, has instilled confidence and loyalty in our consumer base.”

 “We are excited about this expected merger and its benefits for all USIP shareholders” says Craig Burton, USIP President.  “Furthermore, we are delighted to provide the vehicle to expand high-quality pharmacy services to a historically underserved market.”

IMPORTANT LEGAL INFORMATION

Investors and security holders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. The proxy statement will be filed with the U.S. Securities and Exchange Commission by USIP.com, Inc. and security holders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC by USIP.com, Inc., at the SEC’s web site at www.sec.gov. The proxy statement, and other related documents filed with the SEC by USIP.com, Inc., may also be obtained for free by directing a request to USIP.com, Inc. at PO Box 2711 Liverpool, N.Y. 13089. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of USIP.com, Inc. stockholders to approve the transaction at the following address: PO Box 2711 Liverpool, N.Y. 13089.

FORWARD LOOKING STATEMENTS

With the exception of historical information contained in this press release, this press release includes forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: market demand and acceptance of products and services; the impact of changing economic conditions; business conditions in the Internet industry; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products and services; risks concerning future technology; and other factors detailed in this press release and in the Company’s Securities and Exchange Commission filings.

Contact for USIP.com, Inc. and Cornerstone Services Group, Inc.:

Theodis “T” Ware, 713.542-3624, tware@cornerstonesvcs.com